Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2012

Midlothian, December 21, 2012 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2012.

Financial Overview

Our consolidated net sales were $129.0 million for the third quarter ended November 30, 2012 compared to $121.8 million for the third quarter ended November 30, 2011, or an increase of 5.9%. Print sales increased 17.8% for the quarter, from $69.2 million to $81.5 million. Apparel sales for the quarter declined by 9.9% (down 6.9% on units and down 3.0% on price) from $52.6 million to $47.4 million. Our consolidated gross profit margin (“margin”) decreased from 24.8% to 23.7% for the quarters ended November 30, 2011 and November 30, 2012, respectively. Our print segment margin increased from 27.8% to 28.7%, while our apparel segment margin, which continues to be impacted by higher cotton costs residing in finished goods, decreased from 20.8% to 15.2% for the quarter. As a result, our net earnings decreased from $6.9 million, or 5.7% of net sales, for the quarter ended November 30, 2011 to $6.2 million, or 4.8% of net sales, for the quarter ended November 30, 2012. Diluted earnings per share decreased from $0.27 to $0.24 for the quarters ended November 30, 2011 and November 30, 2012, respectively.

For the nine month period, net sales increased from $395.5 million to $409.9 million, or 3.6%. Print sales for the nine month period were $254.9 million, compared to $205.5 million for the same period last year, an increase of $49.4 million, or 24.0%. Apparel sales for the nine month period were $155.0 million, compared to $189.9 million for the same period last year, or a decrease of 18.4% (down 12.7% on units and down 5.7% on price). Overall our margin decreased from 26.3% to 22.6% for the nine months ended November 30, 2011 and 2012, respectively. Our print margin increased during the period from 28.4% to 29.1%, while our apparel margin decreased from 24.0% to 12.0%, again due to higher cost of cotton in finished goods. Net earnings for the period decreased from $28.0 million, or 7.1% of net sales, to $17.6 million, or 4.3% of net sales, for the nine months ended November 30, 2011 and 2012, respectively. Diluted earnings per share decreased from $1.08 to $0.68 for the nine months ended November 30, 2011 and 2012, respectively.

During the third quarter, the Company generated $13.2 million in EBITDA (a non-GAAP financial measure calculated as net earnings before interest, taxes, depreciation, and amortization) compared to $14.5 million for the comparable quarter last year. For the nine month period ended November 30, 2012, the Company generated $38.9 million of EBITDA compared to $55.3 million for the comparable period last year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

	Three months ended		Nine months ended
	November 30,		November 30,
	2012	2011	2012	2011
Net earnings	$6,170	$6,892	$17,641	$28,028
Income taxes	3,330	4,118	9,923	16,111
Interest expense	335	405	1,206	1,887
Depreciation/amortization	3,330	3,035	10,113	9,295

EBITDA (non-GAAP)	$13,165	$14,450	$38,883	$55,321

The Company believes the non-GAAP financial measure of EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of financial covenants and an interest rate metric in the Company’s credit facility.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our apparel results for the quarter continued to be impacted by the higher residual cost of cotton remaining in our finished goods inventory. As we have previously stated, we attempted to match the sale side price with the cost side in selling through this high cost inventory rather than reducing our selling price significantly below our imbedded costs and thus allowing us to take a loss in one quarter, as some of our competitors. We continue to believe this was the right approach with the overall impact associated with this over-time approach being lower than if we had taken a loss in one quarter. However, at this point, most of the higher cost cotton has made its way through our finished goods inventory and the divergence between the current purchase cost of cotton and the average cost in our finished goods inventory has returned to a closer spread. We expect to see improvement in our apparel margins in the quarters to come, absent unforeseen economic disruption. Our print gross profit margin continues to remain healthy; however, legacy selling, general and administrative costs associated with our recent acquisitions remain as we integrate these locations into our ERP systems. We believe our system conversions are going well and will provide a solid basis for lowering the overall cost structures of these plants in the future. I continue to feel positive about fiscal year 2014, especially now that our apparel division has worked through their higher cotton costs. However, I am, as most, concerned with economic discussions currently occurring in Washington D.C. and how ultimate decisions may impact next year. There remain many economic uncertainties for many businesses that our government needs to provide clarity. How will their actions or inactions impact businesses, consumers and our economy in general over the short and long term is still to play out. Nevertheless, we will continue to stay vigilant to the task at hand.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2012, and its subsequent quarterly reports on Form 10-Q for its 2013 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., VP-Finance and CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
Condensed Operating Results	2012	2011	2012	2011
Revenues	$128,996	$121,846	$409,868	$395,488
Cost of goods sold	98,385	91,663	317,059	291,510

Gross profit margin	30,611	30,183	92,809	103,978
Operating expenses	20,594	19,086	63,942	58,265

Operating income	10,017	11,097	28,867	45,713
Other expense	517	87	1,303	1,574

Earnings before income taxes	9,500	11,010	27,564	44,139
Income tax expense	3,330	4,118	9,923	16,111

Net earnings	$6,170	$6,892	$17,641	$28,028

Earnings per share
Basic	$0.24	$0.27	$0.68	$1.08

Diluted	$0.24	$0.27	$0.68	$1.08

	November 30,	February 29,
Condensed Balance Sheet Information	2012	2012
Assets
Current assets
Cash	$9,234	$10,410
Accounts receivable, net	57,996	58,790
Inventories, net	109,481	132,572
Other	16,850	17,438

	193,561	219,210

Property, plant & equipment	93,147	99,516
Other	210,799	213,236

	$497,507	$531,962

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$20,873	$27,924
Accrued expenses	19,212	22,317

	40,085	50,241

Long-term debt	60,000	90,000
Other non-current liabilities	32,972	31,846

Total liabilities	133,057	172,087

Shareholders’ equity	364,450	359,875

	$497,507	$531,962

	Nine months ended
	November 30,
Condensed Cash Flow Information	2012	2011
Cash provided by operating activities	$40,635	$26,964
Cash provided by (used in) investing activities	2,030	(11,061)
Cash used in financing activities	(43,678)	(11,895)
Effect of exchange rates on cash	(163)	448

Change in cash	(1,176)	4,456
Cash at beginning of period	10,410	12,305

Cash at end of period	$9,234	$16,761